Exhibit 10.32

AMENDMENT NO. 16 TO LEASE

This Amendment No. 16 to Lease ("Amendment No. 16") is entered into as of the 7th day of August 2015 between GFE MacArthur Investments, LLC, a Delaware limited liability company, as successor-in-interest to TPF Partners, a California general partnership ("Landlord") and Autobytel, Inc., a Delaware corporation ("Tenant").

RECITALS

A.
Tenant is the current Tenant under that certain Lease dated April 3, 1997 as amended in Amendment No. 1 to Lease dated July 9, 1998, Amendment No. 2 to Lease dated May 16, 2001, Amendment No. 3 to Lease dated May 16, 2001, Amendment No. 4 to Lease dated August 8, 2002, Amendment No. 5 to Lease dated September 12, 2003, Amendment No. 6 to Lease dated January 6, 2005, Amendment No. 7 to Lease dated March 14, 2005, Amendment No. 8 to Lease dated July 7, 2005, Amendment No. 9 to Lease dated July 26, 2005, Amendment No. 10 to Lease dated December 1, 2005, Notice of Lease Term Dates dated January 11, 2006, Amendment No. 11 to Lease dated January 19, 2006, Lease Surrender and Termination Agreement dated March 31, 2008, Amendment No. 12 to Lease dated February 6, 2009, Amendment No. 13 to Lease dated March 5, 2009, Amendment No. 14 to Lease dated November 29, 2010, and Amendment No. 15 dated October 31, 2012 (collectively the "Lease") covering certain Premises located at the second (2nd) and third (3rd) floors at 18872 MacArthur Blvd., City of Irvine, County of Orange, State of California (collectively the “Current Leased Premises”) consisting of approximately 26,156 rentable square feet, all as more particularly set forth in the Lease.

B.
By way of notice provided by Tenant on October 15, 2013 and confirmed in writing by Landlord on October 21, 2013, Tenant and Landlord agreed to an extension of the Lease pursuant to a Notice of Exercise of Option for a period of three (3) years commencing August 1, 2014 and ending July 31, 2017 at the following terms:

•	August 1, 2014 to July 31, 2015 - $41,849.60 per month
•	August 1, 2015 to July 31, 2016 - $43,157.40 per month
•	August 1, 2016 to July 31, 2017 - $44,465.20 per month

The terms outlined above for the Current Leased Premises shall remain in full force and effect.

C.	Landlord and Tenant mutually agree to further amend the Lease on the terms and conditions set forth here in this Amendment No. 16.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows ( capitalized terms used and not otherwise defined herein shall have the meanings given in the Lease):

1.           Expansion Premises.  Effective October 1, 2015, Tenant shall lease Suite 400 at 18872 MacArthur consisting of approximately 13,205 rentable square feet (“Expansion Premises”).  See attached Exhibit “A”.

2.           Expansion Premises Lease Term:  Tenant shall lease the Expansion Premises commencing October 1, 2015 and will expire coterminously with the Current Leased Premises on July 31, 2017.

3.           Base Rent:  Base Rent for the Expansion Premises shall be as follows:

Period	Base Rent PSF	Monthly
October 1, 2015 - July 31, 2016	$1.65	$21,788.25
August 1, 2016 - July 31, 2017	$1.70	$22,448.50

4.           Base Year:  Tenant’s Base Year for the Expansion Premises shall be 2014, consistent with the Current Lease Premises.

5.           Security Deposit:  Landlord recognizes the current security deposit in the amount of $48,912.00 on account and shall not require any additional security deposit at this time.

6.           Condition of Premises:  Tenant acknowledges that Landlord has made no representation and has given no warranty to Tenant regarding the fitness of the Leased Premises for Tenant’s continued use.  Landlord will agree to replace any broken light panels and will replace the carpet in the elevator cabs.  Otherwise, Tenant shall accept the Premises in its “AS-IS” condition and “WITH ALL FAULTS”.  Notwithstanding the foregoing, (i) Landlord  represents and warrants that the supplemental air conditioning unit in the server room in the Expansion Premises is currently in good operating condition and (ii) the parties acknowledge that the foregoing is not intended to amend or modify Landlord’s maintenance and repair obligations under the Lease, including Landlord’s responsibility for repair and maintenance of all HVAC building units located in the Premises (other than server room HVAC units installed and maintained by Tenant), interior electrical and plumbing in the Premises (notwithstanding inconsistent statements contained in that certain Colton Plaza Information Booklet delivered to Tenant under cover letter dated May 22, 2015).

7.           Existing Furniture:  Tenant shall have the right to use the existing furniture in the Premises (“Existing Furniture”) at no cost during the term of the Lease.  A mutually acceptable inventory of the Existing Furniture shall be attached to the Amendment No. 16 as Exhibit “B”.

8.           Parking:  In common surface parking is provided to Tenant at a ratio of four (4) stalls per 1,000 usable square feet.  Employee parking shall be at no monthly charge.  Parking lot access cards for employees can be acquired for a one-time $40.00 fee per card.

9.           Tenant’s Option to Extend:  Tenant shall have two (2) Options to Extend the Lease for periods of one (1) year each.  This Option to Extend shall apply to the entire Premises leased by Tenant (Current Leased Premises and Expansion Premises).  Tenant shall provide minimum six (6) month prior notice of their intent to exercise each option.  Base Rent for each Option Period shall be a three percent (3%) increase over the base rent in effect prior to the commencement of each Option Period.

10.           Landlord’s Right to Terminate:  Landlord’s right to terminate the Lease in connection with a redevelopment of the Property, in accordance with the terms of Section 14 of the Amendment No. 12 to Lease shall be modified to only apply in the event Tenant exercises its second (2nd) Option to Extend as described above.  Landlord may provide notice prior to the commencement of a 2nd Option to Extend period, but no termination shall be effective until such August 1, 2018.

11.           Tenant’s Right to Terminate:  By execution of this Amendment No. 16, Tenant hereby waives the Right to Terminate the Lease that is referenced in Amendment No. 15.  Tenant shall have no further rights to terminate this Lease.

12.           Authority.  If Tenant is an entity, each individual executing this Amendment No. 16 on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment No. 16 and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, promptly following Landlord's request therefore, deliver to Landlord evidence of such formation, existence, qualification and authority.

13.           Attorneys' Fees. If either party commences litigation against the other for the specific performance of this Amendment No. 16, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

14.           Confirmations.  Tenant hereby certifies and confirms to Landlord that as of Tenant's execution and delivery hereof, Landlord is not in default under the Lease, as amended and Tenant has no claim, defense or offset with respect to the Lease, as amended.

15.           Brokers.  Tenant represents and warrants to Landlord that Tenant has not dealt with any real estate broker or agent in connection with this Amendment No. 16 or its negotiation except for Landlord, Lee & Associates, Inc. - Irvine, (“Landlord’s Agent”) and CBRE (“Tenant’s Agent”).  Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all cost, expenses, claims, and liabilities (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Amendment or its negotiation by reason of any act of Tenant. Landlord shall be solely responsible for payment of a Broker's commission to the Broker identified above, under the terms of a separate agreement.

16.           Confidentiality. Tenant shall keep confidential and shall not disclose the terms and conditions set forth in this Lease, including, without limitation, the basic rent and additional rent, the term of the Lease and any extensions, and all other financial terms, without the prior written consent of the Landlord except: (1) to Tenant's directors, officers, partners, legal counsel, accountants, financial advisors and similar professionals and consultants to the extent that Tenant deems it necessary or appropriate in connection with the Lease transaction contemplated hereunder (and Tenant shall inform each of the foregoing parties of Tenant's obligations under this Section and shall secure the agreement of such parties to be bound by the confidentiality terms hereof) or (2) as otherwise required by law or regulation. Any violation of this shall be considered a material default under the Lease.

17.           Entire Agreement.  lt is understood and acknowledged that there are no oral agreements between the parties hereto affecting the Lease, as amended and the Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe the Lease, as amended. The Lease and any amendments or side letters or separate agreements executed by Landlord and Tenant in connection with the Lease, as amended and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, none of the terms, covenants, conditions or provisions of the Lease, as amended, can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. Any deletion of language from the Lease, as amended prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

18.           Further Assurances. Tenant shall, upon request by Landlord, execute and deliver such documentation and information and take such other action as may be reasonably necessary to effectuate the intent of this Amendment or to implement the provisions hereof.

Except as modified by Amendment No. 16, all terms set forth in the Lease, as amended, continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 16 as of the day and year first written above.

LANDLORD: GFE MacArthur Investments, LLC, a Delaware limited liability company By: /s/ Ping Chau Cao Print Name: Ping Chau Cao Title: Manager Date: 9-1-2015
TENANT:

Autobytel, Inc.,
a Delaware corporation

By: /s/ Glenn E. Fuller

Print Name: Glenn E. Fuller

Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date: 8-18-2015

By: /s/ Kimberly S. Boren

Print Name: Kimberly S. Boren

Title: Senior Vice President, Chief Financial Officer

Date: 8-24-2015